Exhibit 10.41
AMENDMENT #1 TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDMENT #1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is dated as of July 27, 2009, between Orthofix Inc., (the “Company”), and Bradley Mason (the “Executive”).
WHEREAS, the Executive and the Company have previously entered into an Amended and Restated Employment Agreement entered into as of July 1, 2009 (the “Agreement”); and
WHEREAS, the parties desire to enter into this Amendment to revise the terms of the Agreement to provide that options granted after June 29, 2009 shall become vested in full and immediately exercisable following certain terminations of employment occurring during the term of the Agreement;
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. Section 5.1(c) of the Agreement shall be deleted in its entirety and replaced with the following new Section 5.1(c):
“all stock options, stock appreciation rights or similar stock-based rights granted to the Executive shall vest in full and be immediately exercisable and any risk of forfeiture included in restricted or other stock grants previously made to the Executive shall immediately lapse. In addition, if the Executive’s employment is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5 during or after the Term, the Executive shall have until the earlier of (i) five (5) years from the date of termination, or (ii) the latest date that each stock option or stock appreciation right would otherwise expire by its original terms had the Executive’s employment not terminated to exercise any outstanding stock options or stock appreciation rights that were granted prior to June 30, 2009. For any new stock options awarded after June 29, 2009, if the Executive’s employment is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5 during or after the Term, the Executive shall have until the earlier of (i) two (2) years from the date of termination, or (ii) the latest date that each stock option or stock appreciation right would otherwise expire by its original terms had the Executive’s employment not terminated to exercise any vested and outstanding stock options or stock appreciation rights that were granted after June 29, 2009. The vesting and extension of the exercise period set forth in this Section 5.1(c) shall occur notwithstanding any provision in any Plans or related grant documents which provides for a lesser vesting or shorter period for exercise upon termination by the Company without Cause (which for this purpose shall include a termination by the Executive for Good Reason), notwithstanding anything to the contrary in any Plans or grant documents; provided, however, and for the avoidance of doubt, nothing in this Agreement shall be construed as or imply that this Agreement does or can grant greater rights than are allowed under the terms and conditions of the Plans; provided, further, and for the avoidance of doubt, the first sentence of this Section 5.1(c) shall not apply to a termination of employment after the Term.”
2. Except as otherwise provided herein, the Agreement shall remain in full force and effect in accordance with its original terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, or have caused this Amendment to be executed and delivered, to be effective as of July 27, 2009.

ORTHOFIX INC.
Date: July 31, 2009	By:	/s/ Alan W. Milinazzo
		Name:	Alan W. Milinazzo
		Title:	Chief Executive Officer and President
EXECUTIVE
Date: July 31, 2009	/s/ Bradley R. Mason